UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☑    Definitive Proxy Statement
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☐    Soliciting Material Pursuant to § 240.14a-12

AVALO THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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540 Gaither Road, Suite 400
Rockville, Maryland 20850
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 17, 2025
Dear Stockholder of Avalo Therapeutics, Inc.:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Avalo Therapeutics, Inc., a Delaware corporation (the “Company”), which will be held on Tuesday, June 17, 2025, at 8:30 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting via live audio webcast, with no physical in-person meeting. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/AVTX2025. You will also be able to vote your shares electronically at the Annual Meeting.

At the Annual Meeting, stockholders will vote:
1.To elect the eight directors nominated by our board of directors (the “Board”) and named herein to hold office for a one-year term until the 2026 Annual Meeting of Stockholders;
2.To approve, on a nonbinding advisory basis, a “Say-on-Pay” resolution regarding the compensation of our named executive officers;
3.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and
4.To conduct any other business properly brought before the Annual Meeting.
This Notice and the Proxy Statement will serve as your guide to the business to be conducted at the Annual Meeting and provide detail on the virtual meeting format.

The record date for the Annual Meeting is April 22, 2025. Only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the Important Notice Regarding Availability of Proxy Materials. Additional instructions on how to vote can be found on pages 1 through 6 of the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’ Meeting to Be Held on June 17, 2025 at 8:30 a.m. Eastern Time.

The 2025 Notice of Annual Meeting of Stockholders, Proxy Statement and 2024 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors,
/s/ Garry Neil, M.D.
Garry Neil, M.D.
Chief Executive Officer

Rockville, Maryland
May 1, 2025

You are cordially invited to attend the virtual Annual Meeting. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy mailed to you, or vote by Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote over the Internet during the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the Annual Meeting.

AVALO THERAPEUTICS, INC.
540 Gaither Road, Suite 400
Rockville, Maryland 20850
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
June 17, 2025
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the board of directors (the “Board”) of Avalo Therapeutics, Inc. (sometimes referred to as the “Company” or “Avalo”) is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 1, 2025 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Tuesday, June 17, 2025 at 8:30 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting via live audio webcast, with no physical in-person meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/AVTX2025 on June 17, 2025, using the 16-digit control number included on the proxy card mailed to you. We recommend that you log in a few minutes before the Annual Meeting begins to ensure you are logged in when the meeting starts. Online check-in will begin at 8:15 a.m. Eastern Time. Information on how to vote at the virtual Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 22, 2025 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 10,827,620 shares of the Company’s common stock, par value $0.001 per share, outstanding and entitled to vote.

Can I ask questions at the Annual Meeting?

If you would like to submit a question, you may do so by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/AVTX2025 and typing your question in the box in the Annual Meeting portal.

What if I need technical assistance accessing or participating in the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page. Technical support will be available starting at 8:00 a.m. Eastern Time on Tuesday, June 17, 2025.

What am I voting on?

There are three matters scheduled for a vote at the Annual Meeting:
1.To elect the eight directors nominated by our board of directors (the “Board”) and named herein to hold office for a one-year term until the 2026 Annual Meeting of Stockholders (the “Director Election Proposal”);

2.To approve, on a nonbinding advisory basis, a “Say-on-Pay” resolution regarding the compensation of our named executive officers (the “Say-on-Pay Proposal”); and

3.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (the “Auditor Ratification Proposal”).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?
You may either vote “For” the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If on April 22, 2025, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), then you are a stockholder of record. If you are a stockholder of record on the Record Date, there are four ways that you can vote your shares:

•Over the Internet (before the Annual Meeting). To vote over the Internet, access the proxy materials on the secured website www.proxyvote.com and follow the voting instructions on that website. Your Internet vote must be received by 11:59 p.m., Eastern Time on June 16, 2025 to be counted.

•By telephone. To vote over the telephone, dial toll-free 1-800-690-6903, using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 16, 2025 to be counted.

•By mail. To vote using a requested proxy card, simply complete, sign and date the proxy card that is delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. For your mailed proxy card to be counted, we must receive it before 8:30 a.m. Eastern Time on Tuesday, June 17, 2025.

•Over the Internet (during the Annual Meeting). Attend, or have your personal representative with a valid legal proxy attend, the virtual Annual Meeting by logging into www.virtualshareholdermeeting.com/AVTX2025 on June 17, 2025, using the 16-digit control number included on the proxy card that was mailed to you.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 22, 2025, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you must direct your broker or other agent regarding how to vote the shares in your account, or they will not be voted. You are also invited to virtually attend the Annual Meeting. To vote your shares at the Annual Meeting, you must obtain a valid proxy from your broker, bank, dealer or other agent. Follow the instructions from your broker, bank, dealer or other agent included with these proxy materials, or contact your broker, bank, dealer or other agent to request a proxy form. See “What happens if I do not vote?” below for important information.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on April 22, 2025.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by Internet, either prior to or at the Annual Meeting, by telephone or by completing and mailing your proxy card, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

The Auditor Ratification Proposal is deemed to be a “routine” matter. Therefore, if you are a beneficial owner of shares registered in the name of your broker or other nominee and you fail to provide instructions to your broker or nominee as to how to vote your shares on the proposal, your broker or nominee will have the discretion to vote your shares on such proposal. Accordingly, if you fail to provide voting instructions to your broker or nominee, your broker or nominee could vote your shares on the proposal in a manner that is contrary to what you intend. For example, if you are against the approval of the Auditor Ratification Proposal, but you do not provide any voting instructions to your broker, your broker can nonetheless vote your shares “For” the Auditor Ratification Proposal.

The Director Election Proposal and the Say-on-Pay Proposal are each deemed to be “non-routine” matters, and as a result, your broker or nominee may not vote your shares on the Director Election Proposal or the Say-on-Pay Proposal in the absence of your instruction. See the discussion above for the impact in the event that you fail to instruct your broker to vote. If you are a beneficial owner of shares registered in the name of your broker or other nominee, we strongly encourage you to provide voting instructions to the broker or nominee that holds your shares to ensure that your shares are voted in the manner in which you want them to be voted.

If you hold shares in “street name” and want to vote over the Internet during the Annual Meeting, you will need to ask your broker, bank, dealer or other agent to provide you with a valid legal proxy. Please note that if you request a legal proxy from your broker, bank, dealer or other agent, any previously executed proxy will be revoked and your vote will not be counted unless you vote over the Internet during the Annual Meeting or appoint another valid legal proxy to vote on your behalf.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” the Director Election Proposal, Say-on-Pay Proposal and the Auditor Ratification Proposal. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways before the final vote at the Annual Meeting:

•You may grant a subsequent proxy by Internet;
•You may submit a subsequent proxy by telephone;
•You may submit another properly completed proxy card with a later date;
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 1500 Liberty Ridge Drive, Suite 321, Wayne, Pennsylvania 19087; or
•You may vote over the Internet during the Annual Meeting (or have a personal representative with a valid proxy vote), although simply virtually attending the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or dealer as a nominee or agent, you should follow the instructions provided by your broker, bank or dealer.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?
Any proposals that a stockholder intends to present at our 2026 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by us no later than 5:00 p.m., Eastern Time, on February 17, 2026; provided, however, that in the event that the date of the 2026 Annual Meeting is changed by more than 30 days from the anniversary of the 2025 Annual Meeting, notice must be received by us a reasonable time before we begin to print and mail the proxy materials for the 2026 Annual Meeting. Any such proposals also must comply with Rule 14a-8 regarding the inclusion of stockholder proposals in the Company’s proxy materials. Proposals should be addressed to the Corporate Secretary, Avalo Therapeutics, Inc., 1500 Liberty Ridge Drive, Suite 321, Wayne, Pennsylvania 19087.

If you wish to submit a proposal (including a director nomination) at the 2026 Annual Meeting that is not to be included in next year’s proxy materials, your proposal or director nomination must be submitted in writing between February 17, 2026 and March 19, 2026, to the Corporate Secretary, Avalo Therapeutics, Inc., 1500 Liberty Ridge Drive, Suite 321, Wayne, Pennsylvania 19087; provided, however, that in the event that the date of the 2026 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the 2025 Annual Meeting, notice must be received not earlier than 120 days prior to the 2026 Annual Meeting and not later than 90 days prior to the 2026 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is first made.

Director nominations must include the information required by our bylaws, including, among other things: the full name, address and age of the proposed nominee; the proposed nominee’s principal occupation or employment; the class and number of shares of capital stock of the Company owned of record and beneficially by such proposed nominee; the date or dates on which such shares were acquired and the investment intent of such acquisition; and such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved). You may contact our Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations. In addition to satisfying the foregoing requirements under our bylaws, to comply with the SEC’s “universal proxy” rules, stockholders who intend to solicit proxies in support of director nominees must include the additional information required by SEC Rule 14a-19(b).

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as broker non-votes.

How are votes counted and how many votes are needed to approve each proposal?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count, for the Director Election Proposal, votes “For,” “Withheld” and broker non-votes and, with respect to the Say-on-Pay Proposal and Auditor Ratification Proposal, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1.	Director Election Proposal	Nominees receiving the most “For” votes	“Withheld” votes will have no effect	None
2.	Say-on-Pay Proposal	Majority of shares present and entitled to vote	Counted “against”	None
3.	Auditor Ratification Proposal	Majority of shares present and entitled to vote	Counted “against”	None expected, but any non-votes have no effect
What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. Under our current bylaws, a quorum will be present if stockholders holding one-third of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. At the close of business on the Record Date, there were 10,827,620 shares outstanding and entitled to vote. Abstentions and broker non-votes (discussed above) are included in determining whether a quorum is present. Thus, the holders of 3,609,207 shares must be present virtually or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by Internet, telephone, or proxy card (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote over the Internet during the Annual Meeting. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

Do I have appraisal rights?

Our stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law with respect to any of the proposals being voted on.

How can I find out the results of the voting at the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting. In addition, we will publish final voting results in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

IMPORTANT INFORMATION IF YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING

You must be able to show that you owned Avalo common stock on the Record Date, April 22, 2025, in order to gain admission to the Annual Meeting. When you log in to www.virtualshareholdermeeting.com/AVTX2025, you will be required to enter the 16-digit control number contained on your proxy card that evidences that you are a stockholder of record. Registration for the Annual Meeting will begin at 8:15 a.m. Eastern Time on June 17, 2025.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD

After review of all relevant identified transactions or relationships between each director, or any of their family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards and the independence criteria set forth in our Corporate Governance Guidelines: Dr. Almenoff, Mr. Chan, Dr. Goldman, Mr. Heffernan, Mr. Kantoff, Dr. Kaplan, and Ms. Truex. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

In making those independence determinations, the Board took into account certain relationships and transactions that occurred in the ordinary course of business between the Company and entities with which some of its directors are or have been affiliated. The Board considered all relationships and transactions that occurred during any 12-month period within the last three fiscal years, including the participation by our directors and entities affiliated with our directors in various financing transactions with the Company, and determined that there were no relationships that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

Dr. Neil, does not qualify as an independent director within the meaning of applicable Nasdaq listing standards and the independence criteria set forth in our Corporate Governance Guidelines because of his employment as Chief Executive Officer of the Company, which began in February 2020.

BOARD LEADERSHIP STRUCTURE

The Company’s Board is currently chaired by Mr. Heffernan who was appointed Chairman of the Board in March 2025. Dr. Garry Neil served as Chairman of the Board from August 2022 until March 2025, at which point the Company separated the role of Chairman of the Board from the role of Chief Executive Officer. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role advising and and independently overseeing management. Although our bylaws and our corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions is an appropriate leadership structure for us at this time, and intends to maintain this separation. We believe our leadership structure is appropriate given the size of our Company (in terms of number of employees) and the historical experience and understanding of our Company and industry.

Our independent directors meet alone in executive session no fewer than two times per year. The Chairman of the Board may call additional executive sessions of the independent directors at any time, and the Chairman of the Board shall call an executive session at the request of a majority of the independent directors. The purpose of these executive sessions is to promote open and candid discussion among non-employee directors.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board believes that risk management is an important part of establishing, updating and executing the Company’s business strategy. Our Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of the Company. Our Board focuses its oversight on the most significant risks facing the Company and its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

The Audit Committee of the Board, as part of its responsibilities, oversees the management of financial risks, including accounting matters, corporate tax positions, insurance coverage and cash investment strategy and results.

The Audit Committee is also responsible for overseeing the management of risks relating to the performance of the Company’s internal audit function, if required, and its independent registered public accounting firm, as well as our systems of internal controls and disclosure controls and procedures. Further, the Audit Committee oversees the Company’s Information Security Program to assess, identify, and manage cybersecurity risks. The Audit Committee receives, at least annually, information technology and cybersecurity reports to stay informed regarding current cybersecurity threats, the risk landscape, and mitigation strategies. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to our executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Nominating and Corporate Governance Committee of the Board oversees the management of risks associated with our overall compliance and corporate governance practices, and the independence and composition of our Board. These committees provide regular reports to the full Board.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met twelve times during 2024. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of 2024 for which they were a director or committee member, respectively.

It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. All of our directors then holding office attended the 2024 Annual Meeting of Stockholders.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides the current membership for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
June Almenoff, M.D., Ph.D.	X
Mitchell Chan	X*	X
Jonathan Goldman, M.D.	X
Aaron Kantoff		X*	X
Gilla Kaplan, Ph.D.			X
Samantha Truex		X	X*

* Committee Chairperson

Magnus Persson, M.D., Ph.D. served on the Board until August 12, 2024. Dr. Persson served as a member of the Audit Committee and Compensation Committee until April 25, 2024. Dr. Persson served as Chairman of the Nominating and Corporate Governance Committee until June 4, 2024 and continued serving as a committee member until August 12, 2024.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

The Audit Committee is currently composed of three directors: Mr. Chan (Chair), Dr. Almenoff and Dr. Goldman. Dr. Goldman was appointed to the Audit Committee on April 25, 2024. Dr. Persson served as a member of the Audit Committee until April 25, 2024.

The Board reviews the Nasdaq Listing Rules definition of independence for Audit Committee members annually and has determined that all members of the Audit Committee, during their respective periods of service on the Audit Committee, are independent as defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq Listing Rules. The Board has also determined that Mr. Chan qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made qualitative assessments of Mr. Chan’s level of knowledge and experience based on a number of factors, including formal education and experience.

The Audit Committee met five times during 2024. The Board has adopted a written Audit Committee charter that is available under the heading “Corporate Governance” on the Company’s website at ir.avalotx.com.

Report of the Audit Committee of the Board

The Company maintains an independent Audit Committee that operates under a written charter adopted by the Board. The Audit Committee’s charter is available on our website at ir.avalotx.com. All of the members of the Audit Committee are independent as defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq Listing Rules.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

Submitted by the Audit Committee:

Mr. Mitchell Chan, Chair
Dr. June Almenoff
Dr. Jonathan Goldman

Compensation Committee

The Compensation Committee approves the compensation objectives for the Company, approves the compensation of the principal executive officer and approves or recommends to our Board for approval the compensation of other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

The Compensation Committee is currently composed of three directors: Mr. Kantoff (Chair), Mr. Chan, and Ms. Truex. Mr. Kantoff and Ms. Truex were appointed to the Compensation Committee on April 25, 2024. Dr. Persson served on the Compensation Committee and as chair of the committee until April 25, 2024. The Board reviews the independence for Compensation Committee members annually and has determined that all members of the Compensation Committee, during their respective periods of service on the Compensation Committee, are independent as defined in Rule 5605(d)(2) of the Nasdaq Listing Rules and each is a non-employee member of our Board as defined in Rule 16b-3 under the Exchange Act.

The Compensation Committee met four times during 2024. The Board has adopted a written Compensation Committee charter that is available to stockholders under the heading “Corporate Governance” on the Company’s website at ir.avalotx.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for making recommendations to our Board regarding candidates for directorships and the structure and composition of our Board and the Board committees. In addition, the Nominating and Corporate Governance Committee is responsible for maintaining and recommending to our Board corporate governance guidelines applicable to the Company and advising our Board on corporate governance matters.

The Nominating and Corporate Governance Committee is currently composed of three directors: Ms. Truex (Chair), Mr. Kantoff and Dr. Kaplan. Ms. Truex and Mr. Kantoff were appointed to the Nominating and Corporate Governance Committee on April 25, 2024. Ms. Truex was appointed as chair of Nominating and Corporate Governance Committee on June 4, 2024. Dr. Persson served as the chair of the committee until June 4, 2024. Dr. Almenoff served on the Nominating and Corporate Governance Committee until April 25, 2024. The Board reviews the independence for the Nominating and Corporate Governance Committee members on an annual basis and has determined that all members of the Nominating and Corporate Governance Committee, during their respective periods of service on the Nominating and Corporate Governance Committee, are independent as defined in Rule 5605(a)(2) of the Nasdaq Listing Rules.

In accordance with Rule 5605(e)(1)(A) of the Nasdaq Listing Rules, even though we maintain a standing nominating committee, a majority of the independent directors of the Board recommend director nominees. The Nominating and Corporate Governance Committee maintains a policy regarding the consideration of any director candidates recommended by stockholders, which requires the committee to consider director candidates so recommended. Our non-independent directors do not participate in the recommendation of director nominees.

The Nominating and Corporate Governance Committee met twice during 2024. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available under the heading “Corporate Governance” on the Company’s website at ir.avalotx.com.

Other Board Committees

Science and Technology Advisory Committee

The Science and Technology Advisory Committee (“SATAC”) is responsible for periodically reviewing, and advising management on, matters relating to the Company’s strategic direction and investment in research, development and technology, and periodically advising and reporting to the Board on such matters. In addition, the SATAC also advises management and the Board on matters relating to identifying and evaluating significant emerging trends and issues in science and technology and considering the potential impact of such on the Company. The SATAC is currently composed of three directors: Dr. Kaplan (Chair), Dr. Almenoff, and Dr. Goldman.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders who wish to communicate with members of our Board, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at 1500 Liberty Ridge Drive, Suite 321, Wayne, Pennsylvania 19087. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

CODE OF ETHICS

The Company has adopted the Avalo Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees (the “Code of Ethics”).. The Code of Ethics is available under the heading “Corporate Governance” on the Company’s website at ir.avalotx.com. If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code of Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

In June 2015, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines (the “Guidelines”) to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines were amended by the Board in August 2019.

The Guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, the role of the Board, director orientation and education, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and Board committees and compensation. The Guidelines, as well as the charters for each committee of the Board, may be viewed under the heading “Corporate Governance” at ir.avalotx.com.

Insider Trading Policy

Additionally, the Company has adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale, and other dispositions of Company securities by its directors, officers, employees, and the Company itself. The Insider Trading Policy also strongly discourages employees, consultants, officers and directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to the Company’s stock at any time. The Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 20, 2025.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of eight members, each of whom serves for a one-year term or until a successor has been elected and qualified. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors in office. A director elected by the Board to fill a vacancy, including vacancies created by an increase in the number of directors, shall serve for the remainder of the year term and until the director’s successor is duly elected and qualified.

Pursuant to the terms of the Series D preferred stock and the Series E preferred stock issued in the March 2024 private placement, the holder of the Series D preferred stock, acting exclusively and as a separate class, has the right, but not the obligation, to designate and appoint one individual to serve as a director on the Board and the holder of the Series E preferred stock has the right, but not the obligation, to designate and appoint one individual to serve as a director on the Board. Aaron Kantoff was appointed by the holder of the Series D preferred stock in March 2024. The holder of the Series E preferred stock has not appointed anyone.

Process for Selecting and Nominating Directors

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management; having sufficient time to devote to the affairs of the Company; demonstrating excellence in his or her field; having the ability to exercise sound business judgment; and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also considers whether the nominee would be an independent director under the Company’s Corporate Governance Guidelines, Nasdaq listing standards and applicable law. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, an executive search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders to be included in next year’s proxy materials pursuant to SEC Rule 14a-8. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, Avalo Therapeutics, Inc., 1500 Liberty Ridge Drive, Suite 321, Wayne, Pennsylvania 19087. The Corporate Secretary must receive the stockholder nominations no later than 5:00 p.m., Eastern Time, on January 1, 2026 to be included in the proxy materials for, and considered for candidacy at, the 2026 Annual Meeting; provided, however, that in the event that the date of the 2026 Annual Meeting is changed by more than 30 days from the anniversary of the 2025 Annual Meeting, notice must be received by us a reasonable time before we begin to print and mail the proxy materials for the 2026 Annual Meeting.

Our bylaws also permit stockholders to nominate director candidates for consideration at the 2026 Annual Meeting, but not to have the nomination considered for inclusion in the proxy materials for that meeting. Stockholders wishing to nominate director candidates can do so by writing to Corporate Secretary, Avalo Therapeutics, Inc., 1500 Liberty Ridge Drive, Suite 321, Wayne, Pennsylvania 19087, giving the information required in our bylaws, including, among other things (i) the full name, address and age of the proposed nominee, (ii) the proposed nominee’s principal occupation or employment, (iii) the class and number of shares of capital stock of the Company owned of record and beneficially by such proposed nominee, (iv) the date or dates on which such shares were acquired and the investment intent of such acquisition and (v) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved). You may contact our Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations. The Corporate Secretary must receive stockholder nominations between February 17, 2026 and March 19, 2026 to be considered for candidacy at the 2026 Annual Meeting; provided, however, that in the event that the date of the 2026 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the 2025 Annual Meeting, notice must be received not earlier than 120 days prior to the 2026 Annual Meeting and not later than 90 days prior to the 2026 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is first made.

The Company intends to nominate each of the individuals named below to serve as directors on our Board until their successor is duly elected and qualified at the 2026 Annual Meeting of Stockholder or, if earlier, his or her death, resignation, or removal. Each of the proposed nominees has consented to stand for election as a member of our Board, and the Company’s management has no reason to believe that any nominee will be unable to serve. Each of the nominees are currently a director of the Company. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our Board.

The following sets forth certain information regarding the proposed nominees, including each director’s specific experience, skills and qualifications. The Board believes that the combination of the various experiences, skills and qualifications represented contributes to an effective and well-functioning Board and that the nominees possess the qualifications to provide meaningful oversight of the Company’s business and strategy.

Directors Nominated for Election at the Annual Meeting:

Name	Age	Director Since	Position(s) with Avalo
Michael Heffernan	60	March 2025	Chairman of the Board of Directors
Garry Neil, M.D.	71	June 2022	Director, Chief Executive Officer
June Almenoff, M.D., Ph.D.	68	November 2021	Director
Mitchell Chan	44	December 2021	Director
Jonathan Goldman, M.D.	60	March 2024	Director
Aaron Kantoff	39	March 2024	Director
Gilla Kaplan, Ph.D.	78	October 2020	Director
Samantha Truex	54	March 2024	Director

The following is a brief biography of our director nominees, each of whom is currently a director:

Michael Heffernan. Mr. Heffernan was appointed Chairman of our Board on March 25, 2025. Mr. Heffernan is a seasoned biopharmaceutical executive and entrepreneur with over 30 years of experience in the industry. He is the Founder and Chairman of Collegium Pharmaceutical (Nasdaq: COLL) and has previously served as its President and CEO. Mr. Heffernan has built and led multiple companies through numerous financings and successful exits. He has also held leadership positions at Onset Dermatologics, Clinical Studies Ltd., and Eli Lilly and Company. Currently, Mr. Heffernan serves as Chairman of the Board at Collegium, NMD Pharma and Aavantgarde Bio, and is a board member at Biohaven (NYSE: BHVN), Trevi Therapeutics (Nasdaq: TRVI), and K36 Therapeutics. He holds a Bachelor of Science in Pharmacy from the University of Connecticut and is a registered pharmacist.

Our Board believes that Mr. Heffernan’s extensive experience in building and leading biopharmaceutical companies and driving shareholder value combined with his leadership skills and board experience makes him a valuable member of our Board.

Garry Neil, M.D. Dr. Neil has served as the President and Chief Executive Officer of the Company since February 2022. Dr. Neil was appointed to our Board on June 14, 2022 and was previously Chairman of our Board from August 8, 2022 to March 25, 2025. From March 2020 to February 2022, Dr. Neil served as the Chief Scientific Officer of Avalo. Dr. Neil joined the Company as Chief Medical Officer in February 2020, when Aevi Genomic Medicine, Inc. (“Aevi”) was acquired by the Company (the “Aevi Merger”). Dr. Neil served as Chief Scientific Officer of Aevi from September 2013 until the Aevi Merger closed in February 2020. From September 2012 to September 2013, Dr. Neil was a Partner at Apple Tree Partners, a life sciences private equity fund. From July 2002 to August 2012, he held a number of senior positions at Johnson & Johnson, including Corporate VP of Science & Technology from November 2007 to August 2012, and Group President at Johnson & Johnson Pharmaceutical Research and Development from September 2005 to November 2007. Prior to joining Johnson & Johnson, he held senior positions at AstraZeneca, EMD Pharmaceuticals Inc. and Merck KGaA. Under his leadership, a number of important new medicines for the treatment of cancer, anemia, infections, central nervous system and psychiatric disorders, pain, and genitourinary and gastrointestinal diseases gained initial or expanded approvals. Dr. Neil also serves on the board of Celldex Therapeutics, Inc. (Nasdaq: CLDX). Dr. Neil served on the board of directors of Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) until it was acquired by Pfizer Inc. (NYSE: PFE) in March 2022. Dr. Neil previously served as a member of the board of directors of Zura Bio Ltd. (Nasdaq: ZURA) and GTx, Inc. (previously Nasdaq: GTXI). Dr. Neil also serves on the Board of Directors of the Reagan Udall Foundation and the Center for Discovery and Innovation. He is a past Chairman of the Pharmaceutical Research and Manufacturers Association (“PhRMA”) Science and Regulatory Executive Committee and the PhRMA Foundation Board, as well as a past member of the Foundation for the U.S. National Institutes of Health (“NIH”) and the Science Management Review Board of the NIH. Dr. Neil holds a B.S. from the University of Saskatchewan and an M.D. from the University of Saskatchewan College of Medicine. He completed postdoctoral clinical training in internal medicine and gastroenterology at the University of Toronto. Dr. Neil also completed a postdoctoral research fellowship at the Research Institute of Scripps Clinic. Our Board believes that Dr. Neil’s wealth of scientific and medical training combined with his substantial leadership skills and board experience makes him a valuable member of our Board.

June Almenoff, M.D., Ph.D. Dr. Almenoff has served on our Board since November 2021. She is an accomplished biopharma executive with 25 years of senior leadership experience. She currently serves as a Board Director and advisor to management of numerous biopharma companies. Dr. Almenoff previously served, from March 2010 to October 2014, as President and Chief Medical Officer and a member of the board of directors of Furiex Pharmaceuticals, Inc. (previously Nasdaq: FURX) (“Furiex”), which was acquired by Actavis plc (now AbbVie, Inc.) for $1.2 billion in July 2014. Furiex developed eluxadoline (Viberzi®), which was approved both in the United States and Europe. Prior to joining Furiex, Dr. Almenoff also served as Chief Medical Officer of RedHill Biopharma Ltd (Nasdaq: RDHL) leading a team that was instrumental in positioning Talicia® as a first-line therapy. Earlier in her career, Dr. Almenoff was at GlaxoSmithKline plc (NYSE: GSK) for twelve years, where she held various positions of increasing responsibility, including most recently Vice President in the Clinical Safety organization. While at GlaxoSmithKline, Dr. Almenoff also chaired a PhRMA-FDA working group, and worked in the area of scientific licensing. She also led the development of pioneering data analytics systems, which have been widely adopted by industry regulators to minimize clinical risk for both development and marketed drugs. Dr. Almenoff is currently a member of the investment advisory board of the Harrington Discovery Institute (a venture philanthropy) and an Executive Venture Partner (part-time) at 82 Venture Studios (affiliated with Alloy Therapeutics). She has served as independent Board Director of Tenax Therapeutics, Inc. (Nasdaq: TENX) since 2021 and Actinium Pharmaceuticals, Inc. (NYSE: ATNM) since 2024. She previously served as a member of the board of directors of Brainstorm Therapeutics, Inc. (Nasdaq: BCLI) from 2017 to 2023, Tigenix NV (acquired by Takeda Pharmaceutical Company Limited in August 2018) from 2016 to 2018, and Kurome Therapeutics, Inc. from 2020 to 2021. Dr. Almenoff has strong expertise in translational medicine, clinical development, commercial strategy, and business development across many therapeutic areas. She has led or contributed to numerous regulatory submissions, product approvals and launches. Dr. Almenoff received her B.A. cum laude from Smith College and graduated with AOA honors from the M.D.-Ph.D. program at the Icahn (Mt. Sinai) School of Medicine. She completed post-graduate medical training at Stanford University Medical Center and served on the faculty of Duke University School of Medicine. She is an adjunct Professor at Duke, a Fellow of the American College of Physicians (FACP) and has authored over 70 publications. Our Board believes that Dr. Almenoff’s 25 years of leadership experience as a biopharma executive, her expertise in research and development, as well as her experience with biotech boards, venture philanthropy investment, and product commercialization makes her a valuable member of our Board.

Mitchell Chan. Mr. Chan has served on our Board since December of 2021. Mr. Chan previously served as the Chief Financial Officer and Chief Business Officer at ABio-X Holdings - Inc., a healthcare-dedicated incubator, from May 2023 to October 2023. From January 2022 to April 2023, Mr. Chan served as an Operating Partner at Catalio Capital Management, LP, a venture capital fund focused on investments in biomedical technology companies. From September 2018 to March 2021, Mr. Chan was at Viela Bio, Inc. (“Viela”), a clinical-stage biotechnology company, and most recently served as the Chief Financial Officer and oversaw the acquisition of Viela by Horizon Therapeutics plc for $3.1 billion. Prior to Viela, Mr. Chan served as the Director of Investor Relations for AstraZeneca, North America (Nasdaq: AZN), a multinational pharmaceutical and biotechnology company. Mr. Chan also held several roles of increasing responsibility within the Roche Group, at Genetech and F. Hoffmann-La Roche AG, including in biooncology commercial finance, research and development finance, and mergers and acquisitions. Mr. Chan is the recipient of Executive Certifications from Stanford University, University of California (Haas), and University of Pennsylvania (Wharton) and earned his B.S. in Biochemistry, M.S. in Medical Biophysics, and MBA from the University of Toronto (Rotman School of Management). Our Board believes that Mr. Chan’s more than 15 years of leadership experience in the finance and investor relation functions at successful life science companies makes him a valuable member of our Board.

Jonathan Goldman, M.D. Dr. Goldman has served on our Board since March 2024. Dr. Goldman has 30 years of experience across life sciences as a Chief Executive Officer, Chief Medical Officer, Investor, and senior executive. He currently serves as the CEO of Clinical ink, a global life science company that brings data, technology, and patient-centric research together. Prior to Clinical ink, Dr. Goldman served as the CEO and a board member of Abzena Limited and was previously the CEO of Aptuit LLC. He has also held senior executive positions at ICON PLC (Nasdaq: ICON) and Point Biomedical Corp. in addition to holding appointments as Associate Clinical Professor of Medicine in the division of Cardiology at the University of California San Francisco, and as an Attending Cardiologist at the San Francisco Veterans Administration Medical Center. Dr. Goldman trained in medicine at St. Bartholomew’s Hospital Medical College, in London and in Cardiology at St. George’s Hospital, London. He received B.Sc., M.B.B.S and M.D. degrees from the University of London, UK. He was awarded MBAs by Columbia University in New York and the University of California at Berkeley. Our Board believes that Dr. Goldman’s experience across life sciences in manufacturing, commercial and operations makes him a valuable member of our Board.

Aaron Kantoff. Mr. Kantoff has served on our Board since March 2024. Mr. Kantoff is currently co-founder and managing partner of Scion Life Sciences, which is affiliated with Petrichor Healthcare Capital Management LP. Since April 2022, he has served on the board of directors of Tourmaline Bio, Inc. (Nasdaq: TRML), a biotechnology company focused on autoimmune diseases. Mr. Kantoff was a co-founder and board director of RayzeBio, Inc. (Nasdaq: RYZB) from April 2020 until September 2023. Mr. Kantoff served as a venture partner of Medicxi Ventures (UK) LLP, an investment firm focused on the life sciences sector, where he served on the board of directors of Centessa Pharmaceuticals plc (Nasdaq: CNTA) from January 2021 to July 2022. From August 2011 until April 2019, Mr. Kantoff served as a partner at Apple Tree Partners (“ATP”), a biotechnology venture capital firm. During his time at ATP, Mr. Kantoff was a board member of Syntimmune, Inc. (acquired by Alexion Pharmaceuticals, Inc. (formerly Nasdaq: PALXN), which was subsequently subject to a tender offer by a third party), Corvidia Therapeutics, Inc. (acquired by Novo Nordisk A/S (NYSE: NVO)), Akero Therapeutics, Inc. (Nasdaq: AKRO), as well as other privately-held and publicly traded biotechnology companies. Prior to joining ATP, Mr. Kantoff held roles in private equity and investment banking. Mr. Kantoff received a B.S. in finance and international business from the New York University Leonard N. Stern School of Business. Our Board believes that Mr. Kantoff’s prior board experience and his extensive experience in the venture capital and life sciences industries makes him a valuable member of our Board.

Gilla Kaplan, Ph.D. Dr. Kaplan has served on our Board since October 2020. She has spent her career as an academic research scientist leading her laboratory in investigations focusing on human disease, and exploring novel experimental medicine approaches that modulate the immune response for disease control. Dr. Kaplan’s work has encompassed developing a deep understanding of the cellular immune response and how to harness it for host adjunctive therapies. She is the co-founder and currently serves as the Chief Research Officer of Gilrose Pharmaceuticals. She was the Director of the Global Health Program, Tuberculosis, at the Bill and Melinda Gates Foundation (“BMGF”) from January 2014 until April 2018. Building on her 20-year research experience at Rockefeller University in New York City and then 10-year research experience at the Public Health Research Institute Center at the University of Medicine and Dentistry of New Jersey, she led the reshaping of the tuberculosis program at BMGF. Dr. Kaplan is the recipient of multiple grants from the U.S. National Institutes of Health-National Institute of Allergy and Infectious Diseases and other funding organizations for her research. Dr. Kaplan currently serves as a member of the board of directors of Tyra Biosciences, Inc. (Nasdaq: TYRA) and previously served as a member of the board of directors of Celgene Corporation (previously Nasdaq: CELG).

Dr. Kaplan received her B.Sc. in Microbiology and Physiology from the Hebrew University, Jerusalem, Israel and her M.Sc. and her Ph.D. in Cellular Immunology from the University of Tromso, Norway. Our Board believes that Dr. Kaplan’s academic and industry experience in immunology makes her a valuable member of Board.

Samantha Truex. Ms. Truex has served on our Board since March 2024. Ms. Truex is a seasoned biotech executive with almost 30 years of industry experience, including the last five years in CEO roles. Since June 2022, Ms. Truex has served on the board of Artios Pharma Limited and has previously served on the boards of Hotspot Therapeutics, Inc., iPierian, Inc.(acquired by Bristol Myers Squibb) and True North Therapeutics (acquired by Bioverativ Inc.). Ms. Truex was the founding CEO of Upstream Bio, Inc., from October 2021 to March 2024, and the CEO of Quench Bio, Inc. from August 2018 to March 2021. Ms. Truex was previously the COO of Synlogic Therapeutics and CBO for Padlock Therapeutics, Inc. Previously, Ms. Truex was Vice President of Corporate Development at Biogen Inc. (Nasdaq: BIIB) where she led transactional business development activities and served as program executive for now-marketed products FAMPYRA®, ELOCTATE™ and ALPROLIX™. Ms. Truex also previously worked in Corporate Development at Genzyme, Chiron Diagnostics and in consulting for Health Advances. Ms. Truex earned a B.A. in biology from Dartmouth College, a B.E. in biomedical engineering from the Thayer School at Dartmouth and an MBA from the Tuck School at Dartmouth. Ms. Truex also chairs the Board of Advisors for Thayer School of Engineering at Dartmouth and is a member of the Board of Advisors for Life Science Cares. Our Board believes that Ms. Truex’s experience leading successful life science companies, as well as her experience in business and corporate development, make her a valuable member of our Board.

Required Vote

Provided there is a quorum for the Annual Meeting, the director nominees receiving the highest number of affirmative votes of our common stock present or represented and entitled to be voted for them will be elected as directors. Votes withheld will have no legal effect on the election of directors. Under applicable exchange rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters without specific instructions from the customer. As such, broker non-votes will have no effect on the outcome of this Proposal 1.

The Board of Directors unanimously recommends that stockholders vote “FOR” each of the nominees listed above.

DIRECTOR COMPENSATION
Our Board approved a compensation policy for our non-employee directors that became effective upon the closing of our initial public offering. After consultation with an independent, external compensation consultant, Radford, an Aon Company (“Aon Radford”), the policy was amended on June 6, 2024, with the amendment effective as of July 1, 2024. The policy provides for the following compensation to our non-employee directors effective July 1, 2024, with the prior amounts effective through June 30, 2024 indicated below in parenthesis:

•The chair of our Board (if not an employee director) receives an annual fee of $70,000 (also previously $70,000) and each other non-employee director receives $40,000 (also previously $40,000);
•The chair of our Audit Committee receives an annual fee of $20,000 (previously $15,000) and each other member receives $10,000 (previously $7,500);
•The chair of our Compensation Committee receives an annual fee of $13,000 (previously $10,000) and each other member receives $6,500 (previously $5,000);
•The chair of our Nominating and Corporate Governance Committee receives an annual fee of $10,000 (previously $8,000) and each other member receives $5,000 (previously $4,000);
•The chair of our Science and Technology Advisory Committee receives an annual fee of $15,000 (also previously $15,000) and each other member receives $7,500 (also previously $7,500); and
•Each non-employee director is entitled to an initial grant of stock options to purchase 34,100 shares of our common stock (previously 28) that vests in three substantially equal annual installments over three years commencing on the first anniversary of the grant date.
•Each non-employee director is entitled to an annual grant of stock options on the date of each annual stockholders meeting of the Company to purchase 17,050 shares (previously 14 shares) of our common stock that vests in full on the first anniversary of the grant date, in each case, subject to continued service from the date of grant until the applicable vesting dates (refer to sub-bullet below for information regarding only the 2024 annual stockholder meeting non-employee director grant, retained for informational purposes only):
◦Per the policy amendment (which was effective July 1, 2024), in 2024 only, on the date of the first annual stockholders meeting of the Company after the policy amendment effective date, each non-employee director was entitled to equity awards totaling 34,100 shares of Common Stock, which total was divided, as determined by the Board in its sole discretion, between stock options and restricted stock units. All such restricted stock units will vest, and all such stock options will vest and become exercisable, in three substantially equal annual installments on March 28, 2025, March 28, 2026, and March 28, 2027, subject to continued service on such applicable vesting date.

Effective March 25, 2025, our Board approved an amended policy providing for the compensation of non-employee directors. The above policy was amended to provide the eligible director serving as Board Chair an annual fee of $80,000, plus an additional 15,900 shares as part of the initial grant for new directors (for a total of 50,000 shares). Additionally, the amended policy provides for an additional 7,950 shares (for a total of 25,000 shares) to be granted as part of the annual stock option grant to an eligible director serving as Board Chair.

Each non-employee director may make an election to receive all or a part of his or her annual cash compensation in the form of stock options to purchase shares of the Company’s common stock. Elections must be made in multiples of 5% of the aggregate cash retainer. The stock options will be granted on the date on which the cash would have otherwise been paid, with an exercise price per share equal to the last reported sale price of the common stock on the Nasdaq Capital Market on the date of grant or, if such grant date is not a trading date, on the last trading date prior to the grant date, and with a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service). The actual number of shares subject to the stock options will be determined so that the options have a “fair value” on the date of grant, using a Black-Scholes or binomial valuation model consistent with the methodology.

All fees under the director compensation policy are paid on a quarterly basis and no per meeting fees are paid. The Company reimburses non-employee directors for reasonable expenses incurred in connection with attending Board and committee meetings.

The following table sets forth information regarding the total compensation paid to the Company’s non-employee directors in 2024. The compensation amounts presented in the table below are historical and are not indicative of the amounts the Company may pay directors in the future. Directors who are also Company employees receive no additional compensation for their services as directors and are not included in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Stock Awards(2) ($)	Total ($)	Option Awards Held at December 31, 2024 (#)	Stock Awards Held at December 31, 2024 (#)
June Almenoff, M.D., Ph.D.	$57,517	$205,365	$93,860	$356,742	24,691	9,500
Mitchell Chan	$63,250	$205,365	$93,860	$362,475	24,656	9,500
Jonathan Goldman, M.D.	$41,940	$205,365	$93,860	$341,165	24,600	9,500
Michael Heffernan	$—	$—	$—	$—	—	—
Aaron Kantoff	$41,896	$205,365	$93,860	$341,121	24,600	9,500
Gilla Kaplan, Ph.D.	$61,408	$205,365	$93,860	$360,633	24,718	9,500
Magnus Persson, M.D., Ph.D. (3)	$39,205	$—	$—	$39,205	—	—
Samantha Truex	$40,519	$205,365	$93,860	$339,744	24,600	9,500

(1) The amounts shown in this column reflect cash fees earned for services rendered in fiscal year 2024.

(2) The amounts reflect the aggregate grant date fair value for option and restricted stock unit awards, respectively, granted during 2024 in accordance with ASC 718, excluding the estimate of forfeitures. The assumptions used in valuing these options and restricted stock unit awards are described in Note 12 to our consolidated financial statements for the year ended December 31, 2024. Compensation will only be realized to the extent the market price of our common stock is greater than the exercise price of such option award.

(3) Dr. Persson served on our Board through August 12, 2024.

PROPOSAL 2

APPROVAL OF THE SAY-ON-PAY PROPOSAL

Our compensation strategy focuses on providing a total compensation package that is designed to attract and retain high-caliber executives by incentivizing them to achieve Company and individual performance goals and closely aligning these goals with stockholder interests. Our philosophy reflects our emphasis on pay for performance and on long-term value creation for our stockholders.

As required by Section 14A of the Exchange Act, we are providing stockholders with an advisory (nonbinding) vote on the compensation of our named executive officers, as described in this Proxy Statement. This Proposal 2, known as a “Say-on-Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our Company’s executive compensation program through the following resolution:

“Resolved, that the stockholders approve, on an advisory (nonbinding) basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Summary Compensation Table for fiscal years 2023 and 2024, and other related tables and disclosures).”

When you cast your vote, we urge you to consider the description of our executive compensation program contained in the Executive Compensation section and the accompanying tables and narrative disclosures.

Required Vote

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of Proposal 2. Abstentions will have the same effect as a vote against this Proposal 2. Under applicable Nasdaq rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters without specific instructions from the customer. As such, broker non-votes will have no effect on the outcome of this Proposal 2.

Because your vote is advisory, it will not be binding upon our Board of Directors, overrule any decision by our Board, or create or imply any additional fiduciary duties on our Board or any member of our Board. However, our Board and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “FOR” Proposal 2 on our named executive officer compensation as described in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Board, which consists of the independent members of the Audit Committee, approved and ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2013. To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. As a matter of good corporate governance, the Board is seeking stockholder ratification of the appointment even though ratification is not legally required. If stockholders do not ratify this appointment, the Audit Committee will reconsider Ernst & Young LLP’s appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time of the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative from Ernst & Young LLP is expected to virtually attend the Annual Meeting, may make a statement, and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of a majority of the shares present virtually or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the Auditor Ratification Proposal. Abstentions will have the same effect as a vote against this proposal. Under applicable Nasdaq rules, brokers are permitted to vote shares held for a customer on “routine” matters, such as this Auditor Ratification Proposal, without specific instructions from the customer. Therefore, we do not expect any broker non-votes on this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 3 on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2024 and 2023, by Ernst & Young LLP (“EY”), the Company’s principal accountant. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2024	2023
Audit fees(1)	$942,489	$622,500
Audit-related fees(2)	18,000	18,000
Tax fees(3)	—	—
All other fees(4)	1,995	1,995
Total	$962,484	$642,495

(1) Audit fees consisted of audit work performed in the audit of our financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, such as accounting consultations billed as audit services, and consents and assistance with and review of documents filed with the SEC. The increase in audit fees in 2024 is largely attributable to the engagement of EY to audit the financial statements of AlmataBio, Inc. as of December 31, 2023 and for the period from April 28, 2023 to December 31, 2023, as filed in the Current Report on Form 8-K/A filed on June 3, 2024.

(2) Audit-related fees consist of consulting and advisory fees related to potential acquisitions and strategic transactions and audit fees related to acquired entities.
(3) Tax services principally include tax compliance, tax advice and tax planning.
(4) All other fees consisted of all other products and services provided by the independent registered public accounting firm that are not reflected in any of the previous categories, such as the use of online accounting research tools.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, EY. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of non-audit services by EY is compatible with maintaining the principal accountant’s independence for the period of time during which it has served as our independent auditor.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS
The following table sets forth information of our current executive officers:

Name	Age	Position(s) with Avalo
Garry Neil, M.D.	71	Director, President and Chief Executive Officer
Mittie Doyle, M.D., FACR	60	Chief Medical Officer
Jennifer Riley	50	Chief Strategy Officer
Christopher Sullivan	41	Chief Financial Officer
Paul Varki	52	Chief Legal Officer
The following is a brief biography of each current executive officer:

Garry Neil, M.D. The biography for Dr. Neil is located in “Board of Directors” above.

Mittie Doyle, M.D., FACR. Dr. Doyle has served as Avalo’s Chief Medical Officer since July 2024. She most recently served as Chief Medical Officer at Aro Biotherapeutics, a biotechnology company specializing in tissue-targeted genetic medicines, from September 2021 to July 2024. Prior to that, she served as Vice President, Global Therapeutic Area Head, Immunology at CSL Behring, a global biotech company, from October 2017 to October 2021. Prior to her time at CSL Behring, Dr. Doyle held senior level roles as Vice President, Global Development Lead at Shire Pharmaceuticals (August 2016 to October 2017), Vice President, Clinical Research, Flexion Therapeutics (April 2015 to August 2016) and Senior Medical Director at Alexion Pharmaceuticals (June 2012 to April 20215). Dr. Doyle currently serves on the Board of Directors of Santa Ana Bio. She also served on the Board of Directors of DICE Therapeutics (“DICE”), a former public company, from March 2022 until DICE was acquired by Eli Lilly and Company in August 2023. During her career, Dr. Doyle has advanced assets across a broad range of immune-mediated and orphan diseases and has led teams with responsibilities for design and execution of first-in-human through Phase 2 and 3 trials, resulting in several global regulatory approvals. Dr. Doyle received her B.A. magna cum laude from Princeton University in Romance Languages and her M.D. cum laude from Yale Medical School. She completed her postdoctoral training at Harvard Medical School including residency in Internal Medicine at Massachusetts General Hospital and clinical/research fellowship in Rheumatology and Immunology at Brigham and Women’s Hospital.

Jennifer Riley. Ms. Riley has served as Avalo’s Chief Strategy Officer since January 2025. Most recently, in October of 2014, she founded Northbrook Consulting, LLC, where she provided operational support related to development strategies, commercialization, and portfolio optimization to numerous companies in the biopharmaceutical industry. Prior to that, she served in numerous senior leadership roles at Biogen Inc. (Nasdaq: BIIB) (from 2005 to 2012), most recently serving as Vice President of Program Leadership and Management, overseeing the strategy and launch readiness for its hemophilia franchise. She also served in the role of Country Manager, where she led sales and marketing for two leading multiple sclerosis products from 2009 to 2010. Ms. Riley’s prior roles with Biogen include Vice President – Global Cardiopulmonary Marketing (2007 to 2009), where she built the team and established the organizational model for the new business area, and Director of Operations (2007), where she oversaw the integration activities following the acquisition of Syntonix Pharmaceutics by Biogen. Prior to Biogen, Ms. Riley served at Health Advances, LLC from 2000 to 2004, where she led strategic product, portfolio, and corporate planning initiatives for client organizations in the biopharmaceutical, medical device, and diagnostics markets. From 1996 to 1999, Ms. Riley was a graduate student at Harvard Medical School’s Department of Microbiology and Molecular Genetics, where she conducted research in the field of host immune response to viral infection and mechanisms of viral immune evasion. Ms. Riley received her B.S. magna cum laude from the University of California, San Diego in molecular biology and her M.A. in virology from Harvard University, where she also completed professional education at the Harvard Business School.

Christopher Sullivan. Mr. Sullivan has served as Avalo’s Chief Financial Officer since February 2022. Prior to his appointment to Chief Financial Officer, Mr. Sullivan served as Chief Accounting Officer of the Company since March 2021. From April 2020 to February 2021, Mr. Sullivan served as the Company’s Interim Chief Financial Officer, principal financial officer, and principal accounting officer. Previously, Mr. Sullivan was the Vice President of Finance at the Company and served various other escalating roles since joining the Company in April 2018. Mr. Sullivan brings a strong public company and life science background, including significant experience with equity and debt capital raises, acquisitions, divestitures, in and out-license transactions, enterprise resource planning implementations, and financial planning and analysis from leading finance and accounting functions at various public biotechnology, molecular diagnostic, and pharmaceutical companies. Prior to joining the Company, Mr. Sullivan was the Corporate Controller for Sucampo Pharmaceuticals, Inc., a previously Nasdaq listed global biopharmaceutical company, from August 2017 to April 2018, until it was acquired by Mallinckrodt plc for $1.2 billion. From November 2015 to August 2017, Mr. Sullivan was the Corporate Controller for OpGen Inc. (Nasdaq: OPGN), a microbial genetics analysis company, and prior to that was a Senior Manager at Ernst & Young, LLP where he was employed from August 2005 to October 2015. Mr. Sullivan received his B.S. degrees in and Finance and Accounting from the University of Maryland, College Park, where he graduated magna cum laude and is a Certified Public Accountant.

Paul Varki. Mr. Varki has served as Avalo’s Chief Legal Officer since June 2024. Mr. Varki brings over 20 years of experience providing counsel in the pharmaceutical industry. He most recently served as General Counsel, Vice President, Head of Legal U.S., at Idorsia Pharmaceuticals US Inc., a biopharmaceutical company specializing the development of small molecules, from July 2020 to June 2024. Prior to that, from November 2018 to July 2020, he served as Vice President, Legal, at Amarin Corporation plc, a pharmaceutical cardiovascular care company. He led the legal and compliance functions as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at both Braeburn Pharmaceuticals, (September 2017 to November 2018) and as Egalet Pharmaceuticals (November 2015 to August 2017). From January 2004 to November 2015, he held various legal roles of increasing responsibility at GlaxoSmithKline, including Counsel – US Pharmaceuticals, Senior Counsel – Global Vaccines and Biologics, and Assistant General Counsel – Global Research and Development. Mr. Varki also practiced FDA regulatory law at Reed Smith LLP and has served as Regulatory Counsel at the Center for Drug Evaluation and Research at the FDA. Mr. Varki has a J.D. from Temple University School of Law, a Master of Public Health from George Washington University, and a Bachelor of Arts from the College of William and Mary.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2024 and 2023, compensation awarded to or paid to, or earned by, anyone serving as principal executive officer during the most recently completed fiscal year and our next two most highly compensated executive officers who were serving as executives officer during the year ended December 31, 2024 (the “Named Executive Officers”). Our Chief Executive Officer and Chief Financial Officer were the only executive officers who served during the year ended December 31, 2023.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Option Awards(2)	Stock Awards(2)	All Other Compensation	Total
Garry Neil, M.D. Chief Executive Officer, President and principal executive officer	2024	$532,500	$501,800	$4,255,801	$1,922,648	$—	$7,212,749
	2023	$475,000	$166,250	$434,112	$—	$—	$1,075,362

Mittle Doyle, M.D, FACR Chief Medical Officer	2024	$231,061	$216,000	$2,586,696	$—	$—	$3,033,757
	2023	$—	$—	$—	$—	$—	$—

Christopher Sullivan Chief Financial Officer and principal financial officer	2024	$400,000	$229,400	$1,587,846	$712,288	$—	$2,929,534
	2023	$350,000	$84,000	$173,645	$—	$—	$607,645

(1) The amounts reflect the discretionary annual bonus earned for the given fiscal year based on the achievement of goals as recommended by the Compensation Committee and approved by the Board, as well as a retention bonus paid to Dr. Neil and Mr. Sullivan in 2024. The annual bonus is typically paid in the year following the year it was earned.

(2) The amounts reflect the grant date fair value for option and restricted stock unit awards, respectively, granted during 2024 and 2023 in accordance with FASB Topic ASC 718, Compensation–Stock Compensation, excluding the estimate of forfeitures. The assumptions used in valuing these options and restricted stock unit awards are described in Note 12 to our consolidated financial statements for the year ended December 31, 2024. Compensation will only be realized to the extent the market price of our common stock is greater than the exercise price of such option award.

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our Named Executive Officers. In setting annual base salaries and bonuses and granting equity incentive awards, we consider (i) compensation for comparable positions in the market, (ii) individual performance as compared to our expectations and objectives, (iii) our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and (iv) a long-term commitment to our Company.

Our Board historically has determined our executives’ compensation based on the recommendations of our Compensation Committee, which typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each executive officer to the Board. Our Board, without members of management present, discusses the Compensation Committee’s recommendations and ultimately approves the compensation of our executive officers.

Annual Base Salary

We have entered into employment agreements with each of our Named Executive Officers that establish annual base salaries, which are generally determined, approved and reviewed periodically by our Compensation Committee in order to compensate our Named Executive Officers for the satisfactory performance of our duties to our Company. Annual base salaries are intended to provide a fixed component of compensation to our Named Executive Officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our Named Executive Officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. The following table presents the annual base salaries for each of our Named Executive Officers for 2024, as determined by the Compensation Committee.

Name	2024 Base Salary
Garry Neil, M.D.	$590,000	(1)
Mittie Doyle, M.D., FACR	$500,000	(2)
Christopher Sullivan	$450,000	(3)

(1) Reflects base salary increase from $475,000, effective as of June 30, 2024.
(2) Reflects non-prorated base salary upon employment in July 2024.
(3) Reflects base salary increase from $350,000, effective as of June 30, 2024.

Annual Bonus

Our discretionary bonus plan motivates and rewards our Named Executive Officers for achievements relative to our goals and expectations for each fiscal year. Our Named Executive Officers are eligible to receive discretionary annual bonuses calculated as a target percentage of their annual base salaries, based on our Compensation Committee and Board’s assessment of their individual performance and our Company’s results of operations and financial condition. As recommended by the Compensation Committee and approved by the Board, our Named Executive Officers will receive a bonus relative to achievement of goals for fiscal year 2024 provided they are employed on the date such annual bonus is paid. In accordance with her employment agreement, the annual bonus for Dr. Doyle related to fiscal year 2024, her first year of employment, was not prorated based on her start date and was paid at the full percentage of her base salary. Both Dr. Neil and Mr. Sullivan received retention bonuses in February 2024 in the amounts of $47,500 and $35,000, respectively.

Equity-Based Awards

Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our Named Executive Officers. Our Compensation Committee is generally responsible for approving equity grants. Vesting of equity awards is generally tied to continuous service with the Company and serves as an additional retention measure. Our executives are typically awarded an initial grant upon commencement of employment and an annual grant each year. Additional grants may occur periodically in order to specifically incentivize executives.

In April 2016, the Board adopted the 2016 Equity Incentive Plan, which was approved by our stockholders in May 2016 and which was subsequently amended and restated in May 2018 and in August 2019 with the approval of our Board of Directors and stockholders. In June 2024, the Board approved a fourth amended and restated equity incentive plan, which was subsequently approved by the Company’s stockholders in August 2024 (the “2016 Fourth Amended Plan”).

The purpose of the 2016 Fourth Amended Plan is to attract and retain employees, non-employee directors and consultants, and advisors. Our 2016 Fourth Amended Plan authorizes us to make grants to eligible recipients of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock units and stock-based awards.

2023 Reverse Stock Split

On December 28, 2023, Avalo effected a 1-for-240 reverse stock split of the outstanding shares of the Company’s common stock and began trading on a split-adjusted basis on December 29, 2023. The Company retroactively applied the reverse stock split to common share and per share amounts for periods prior to December 28, 2023. Additionally, pursuant to their terms, a proportionate adjustment was made to the per share exercise price and number of shares issuable under all of the Company’s outstanding options and warrants, and the number of shares authorized for issuance pursuant to the Company’s equity incentive plans have been reduced proportionately. Avalo retroactively applied such adjustments for periods presented prior to December 28, 2023. The reverse stock split did not reduce the number of authorized shares of common and preferred stock and did not alter the par value.

Other Compensation

Our Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or deferred compensation plan sponsored by the Company during fiscal year 2024 or fiscal year 2023. We generally do not provide perquisites or personal benefits to our Named Executive Officers.

Role of Compensation Consultant in Executive Compensation

The Compensation Committee periodically reviews the Company’s executive management compensation practices to consider and determine the competitiveness and effectiveness of those practices. In 2024, the Compensation Committee engaged Aon Radford to provide independent, objective analysis, advice and information regarding the Company’s executive compensation practices, including the competitiveness of pay levels, executive compensation design, comparison with our peers in the industry, and other technical considerations.

In 2025, the Compensation Committee engaged Aon Radford to provide independent objective analysis, advice and information regarding the Company’s executive compensation practices, including the competitiveness of pay levels, executive compensation design, comparison with our peers in the industry, and other technical considerations, as well as similar considerations for non-executive employees. The analysis for fiscal year 2025 is ongoing.

Our Compensation Committee concluded that Aon Radford was independent under applicable Nasdaq listing standards and the engagement of Aon Radford does not raise any conflict of interest.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

While we do not have a formal written policy in place with regard to the timing of awards of options or similar awards in relation to the disclosure of material nonpublic information, our equity awards are generally granted on dates determined in advance. On limited occasions, our Board of Directors (or Compensation Committee, as appropriate) may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes.

Our Board of Directors’ general practice, and its practice for fiscal year 2024, has been to complete its annual executive compensation review and determine performance goals and target compensation for our executives, which coincides with the Company’s regularly scheduled Board meetings; then equity awards are generally granted with an effective date of the Board meeting in which they were approved.

The Committee approves all equity award grants on or before the grant date and does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Committee does not time the release of material nonpublic information based on equity award grant dates.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (also referred to as “CAP”) and certain financial performance of our Company for each of the last three completed fiscal years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2024, 2023 and 2022 fiscal years. Note that for our NEOs other than our CEO, or principal executive officer, compensation is reported as an average.

	Garry Neil, M.D. (“PEO”)		Michael Cola (“Former PEO”)		Non-PEO NEOs
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Summary Compensation Table Total for Former PEO (1)	Compensation Actually Paid to Former PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non- PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (“TSR”) (5)	Net Loss (thousands) (6)
2024	$7,212,749	$5,387,966	$—	$—	$2,984,146	$1,877,127	$0	$(35,129)
2023	$1,075,362	$141,732	$320,410	$320,410	$607,645	$245,593	$0	$(31,544)
2022	$1,332,828	$633,422	$945,417	$(430,559)	$879,714	$513,886	$25	$(41,658)

(1)    Represent the amounts of total compensation reported for our PEO and Former PEO during each corresponding year in the “Total” column of the Summary Compensation Table above or the Summary Compensation Table included in our definitive proxy statement filed with the SEC on June 27, 2024, as applicable. The Former PEO’s employment with the Company ceased in February 2022. The summary compensation for the Former PEO in 2023 consists of only severance and related expenses.
(2)    Represents the amount of “compensation actually paid” to our PEO and Former PEO, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our PEO and Former PEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our PEO and Former PEO’s total compensation for each year to determine the “compensation actually paid”:

	Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)(b)	Equity Award Adjustments (b)	Compensation Actually Paid to PEO
Garry Neil, M.D. PEO	2024	$7,212,749	$(6,178,449)	$4,353,666	$5,387,966
	2023	$1,075,362	$(434,112)	$(499,518)	$141,732
	2022	$1,332,828	$(730,928)	$31,522	$633,422

Michael Cola Former PEO	2024	$—	$—	$—	$—
	2023	$320,410	$—	$—	$320,410
	2022	$945,417	$—	$(1,375,976)	$(430,559)

(a)    The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” and “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(b) In order to calculate the compensation “actually paid” to our PEO and Former PEO, we are required under the SEC rules to subtract from the value in the Summary Compensation Table the grant date fair value of equity awards, and add back the following:
(i)the year-end fair value of any equity awards in the applicable year that are outstanding and unvested as of the end of the year;
(ii)the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;
(iii)for awards that are granted and vest in the same applicable year, the fair value as of the vesting date;
(iv)for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value;
(v)for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and
(vi)the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

The amounts deducted or added in calculating the equity award adjustments are as follows:

	Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year (i)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years (ii)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year (iii)	Change in Fair Value as of the Vesting Date from Prior Year End of Equity Awards Granted in Prior Years that Vested in the Year (iv)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year (v)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation (vi)	Total Equity Award Adjustments
Garry Neil, M.D. PEO	2024	$4,350,849	$551	$—	$2,266	$—	$—	$4,353,666
	2023	$1,602	$(163,183)	$—	$(337,937)	$—	$—	$(499,518)
	2022	$566,278	$(312,134)	$—	$(222,622)	$—	$—	$31,522

Michael Cola Former PEO	2024	$—	$—	$—	$—	$—	$—	$—
	2023	$—	$—	$—	$—	$—	$—	$—
	2022	$—	$—	$—	$(1,375,976)	$—	$—	$(1,375,976)

(3)    Represents the average of the amounts reported for our NEOs as a group (excluding our PEO and our Former PEO) in each applicable year in the “Total” column of the Summary Compensation Table above. For 2024, this consists of Mittie Doyle, M.D., FACR and Christopher Sullivan, for 2023, this consists of Christopher Sullivan, and for 2022, this consists of Christopher Sullivan and Stephen Smolinski (the “Non-PEO NEOs”).
(4)    Represents the average amount of “compensation actually paid” to the Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average compensation earned or paid to the Non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs for each year to determine the “compensation actually paid”, using the same methodology as described above in Note (2):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2024	$2,984,146	$(2,445,915)	$1,338,896	$1,877,127
2023	$607,645	$(173,645)	$(188,407)	$245,593
2022	$879,714	$(395,780)	$29,952	$513,886

(a)    The amounts deducted or added in calculating the total average equity award adjustment are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year (i)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years (ii)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year (iii)	Change in Fair Value as of the Vesting Date from Prior Year End of Equity Awards Granted in Prior Years that Vested in the Year (iv)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year (v)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation (vi)	Total Equity Award Adjustments
2024	$1,338,140	$108	$—	$648	$—	$—	$1,338,896
2023	$641	$(65,904)	$—	$(123,144)	$—	$—	$(188,407)
2022	$109,743	$(45,046)	$29	$(34,774)	$—	$—	$29,952

(5)    TSR is cumulative for the measurement periods beginning on December 31, 2021 and ending on December 31 of each of 2024, 2023 and 2022, respectively. The calculation assumes the investment of $100 for the period starting December 31, 2021 and dividing the difference between our Company’s share price at the end and the beginning of the measurement period by our Company’s share price at the beginning of the measurement period. No dividends were paid in 2024, 2023 or 2022.
(6)    The dollar amounts reported represent the amount of net loss reflected in our consolidated audited financial statements for the applicable year.

Pay Versus Performance Graphical Description

The illustrations below provide a graphical description of CAP compared to both our cumulative “Total Shareholder Return” (TSR) and our net loss. As the illustrations show, the compensation actually paid to our PEO and Former PEO and the average amount of compensation actually paid to or non-PEO NEOs during the periods presented are not directly correlated with TSR. We do utilize several performance measure to align executive compensation with our performance, but those tend not to be financial performance measures, such as TSR. Compensation actually paid is influenced by numerous factors including, but not limited to, the timing of new grant issuances and award vesting, NEO mix, share price volatility during the fiscal year, our mix of performance metrics and other factors.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON CERTAIN EVENTS

Garry Neil, M.D.

In connection with Dr. Neil’s appointment as President and Chief Executive Officer, the Company and Dr. Neil entered into a letter agreement dated February 18, 2022 (the “Neil Letter Agreement”), which modified his previously filed employment agreement dated January 30, 2020 (collectively with the Neil Letter Agreement, the “Neil Employment Agreement”).

Pursuant to the Neil Letter Agreement, Dr. Neil’s base salary was increased to $475,000 per year, subject to review and adjustment by the Board from time to time, and he is eligible to receive a discretionary annual bonus as determined by the Board or the Compensation Committee of the Board, in its sole discretion, with a target amount of up to seventy percent (70%) of his base salary, and conditioned on Dr. Neil being employed by the Company on the applicable bonus payment date. Such annual discretionary bonus may be paid, in Dr. Neil’s discretion, in the form of cash or equity award (which equity award, if elected, will be immediately vested), consistent with bonuses paid to executives of similar grade at similarly situated companies in the biotechnology industry, subject to corporate and individual performance. Pursuant to the Neil Letter Agreement, Dr. Neil was also granted a stock option on March 8, 2022 to purchase 348 shares of the Company’s common stock, vesting over four years, with a 12-month cliff, such that the first 25% vested on the first anniversary of such grant, and the remainder will vest in equal monthly installments over the following three years, in each case, subject to continued employment with the Company through the applicable vesting date. Dr. Neil is also eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to the Company’s other senior executives.

Pursuant to the Neil Employment Agreement, Dr. Neil was granted an inducement grant of non-qualified stock options in accordance with Nasdaq Listing Rule 5635(c)(4) to purchase 278 shares of common stock. The inducement option grant will vest over four years, with the first 25% of such options vesting on the grant date’s first anniversary, and the remainder vesting in equal monthly installments, provided that Dr. Neil remains an employee of the Company as of each such vesting date.

The Neil Employment Agreement prohibits the disclosure or use of any proprietary or confidential information obtained by him as a result of his employment with the Company. Dr. Neil is obligated not to compete with the Company during his employment and for a period of one year following his termination of employment with the Company. In addition, his employment agreement contains restrictions related to the solicitation of, and interference with, customers, vendors and employees of the Company for a period of one year following termination of employment.

Payments Upon Termination or Change in Control

Pursuant to the Neil Letter Agreement, if Dr. Neil’s employment is terminated by the Company without “Cause” or by Dr. Neil for “Good Reason” (each as defined in his Employment Agreement), in each case subject to each of him timely entering into and not revoking a general release of claims in a form acceptable to the Company, Dr. Neil will be eligible to receive:
(i)certain “Accrued Benefits” (as defined in his Employment Agreement);
(ii)earned but unpaid bonus for the fiscal year preceding the year in which such termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Board, payable when such annual bonuses are paid to other executive employees of the Company;
(iii)continued payment of his base salary as in effect immediately prior to his termination for eighteen consecutive months following such termination;
(iv)the annual bonus earned in the year in which the termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Board, prorated to reflect completed days of employment during such year, payable when such annual bonuses are paid to other executive employees of the Company;
(v)full vesting of options awarded by the Company, in which each will have twelve months from the date of his termination in which to exercise his options; and
(vi)if he timely elects and remains eligible for continued coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay COBRA or state continuation health insurance premiums until the earliest of (x) the twelve-month anniversary of his termination, (y) expiration of his continuation coverage under COBRA, or (z) the date when he is eligible for substantially equivalent health insurance, in each case subject to certain specified payment practices.

If a termination without cause occurs within six months of a change in control (as defined in the Company’s 2016 Fourth Amended Plan), the payments pursuant to clauses (i-iii) shall be made promptly after its closing or his termination, whichever is later.

Mittie Doyle, MD

In connection with Dr. Doyle’s appointment as Chief Medical Officer, the Company and Dr. Doyle entered into an employment agreement dated June 1, 2024 (the “Doyle Employment Agreement”). Pursuant to the Doyle Employment Agreement, the Company has agreed to provide Dr. Doyle with (i) a base salary of $500,000 and (ii) a discretionary annual bonus with a target amount of up to 40% of her base salary, which may be paid in cash or, if mutually agreed by the Company and Dr. Doyle, immediately vested equity. As an inducement to entering into the Doyle Employment Agreement, Dr. Doyle also was granted on July 15, 2024, a stock option to purchase 234,000 shares of the Company’s common stock, vesting over four years, with the first 25% vesting on the first anniversary of the grant date and the remainder vesting in monthly installments over the following three years, subject to Dr. Doyle’s continued employment with the Company on each applicable vesting date.

Dr. Doyle’s Employment Agreement prohibits the disclosure or use of any proprietary or confidential information obtained by her as a result of her employment with the Company. Dr. Doyle is obligated not to compete with the Company during her employment and for a period of one year following her termination of employment with the Company. In addition, her Employment Agreement contains restrictions related to the solicitation of, and interference with, customers, vendors and employees of the Company for a period of one year following termination of employment.

Payments Upon Termination or Change in Control

Pursuant to the Doyle Employment Agreement, if Dr. Doyle’s employment is terminated by the Company without “Cause” or by Dr. Doyle for “Good Reason” (each as defined in the Doyle Employment Agreement), in each case subject to each of her timely entering into and not revoking a general release of claims in a form acceptable to the Company, Dr. Doyle will be eligible to receive:
(i)certain “Accrued Benefits” (as defined in the Doyle Employment Agreement);
(ii)earned but unpaid bonus for the fiscal year preceding the year in which such termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Board, payable when such annual bonuses are paid to other executive employees of the Company;
(iii)continued payment of her base salary as in effect immediately prior to her termination for nine consecutive months following such termination;
(iv)the annual bonus earned in the year in which the termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Board, prorated to reflect completed days of employment during such year, payable when such annual bonuses are paid to other executive employees of the Company;
(v)full vesting of options awarded by the Company, in which each will have six months from the date of his termination in which to exercise his options; and
(vi)if she timely elects and remains eligible for continued coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay COBRA or state continuation health insurance premiums until the earliest of (x) the twelve-month anniversary of her termination, (y) expiration of his continuation coverage under COBRA, or (z) the date when he is eligible for substantially equivalent health insurance, in each case subject to certain specified payment practices.

If a termination without cause occurs within six months of a change in control (as defined in the Doyle Employment Agreement), the payments pursuant to clauses (iii)-(iv) shall be increased or extended per the Doyle Employment Agreement.

Christopher Sullivan

In connection with Mr. Sullivan’s appointment as Chief Financial Officer, the Company and Mr. Sullivan entered into a letter agreement dated February 18, 2022 (the “Sullivan Letter Agreement”), which modifies his previously filed employment agreement dated September 26, 2019, as amended by a previously filed letter agreement dated April 23, 2020 (collectively with the Sullivan Letter Agreement, the “Sullivan Employment Agreement”). Pursuant to the Sullivan Letter Agreement, Mr. Sullivan’s base salary was increased to $350,000 per year, subject to review and adjustment by the Board from time to time, and he is eligible to receive a discretionary annual bonus as determined by the Board or the Compensation Committee of the Board, in its sole discretion, with a target amount of up to forty percent (40%) of his base salary, and conditioned on Mr. Sullivan being employed by the Company on the applicable bonus payment date. Such annual discretionary bonus may be paid, in Mr. Sullivan’s discretion, in the form of cash or equity award (which for equity award, if elected, will be immediately vested), consistent with bonuses paid to executives of similar grade at similarly situated companies in the biotechnology industry, subject to corporate and individual performance. Mr. Sullivan received a one-time appointment bonus of $50,000. Pursuant to the Sullivan Letter Agreement, Mr. Sullivan was granted a stock option on March 8, 2022 to purchase 140 shares of the Company’s common stock, vesting over four years, with a 12-month cliff, such that the first 25% will vest on the first anniversary of such grant, and the remainder will vest in equal monthly installments over the following three years, in each case, subject to continued employment with the Company through the applicable vesting date. Mr. Sullivan is also eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to the Company’s other senior executives.

The Sullivan Employment Agreement prohibits the disclosure or use of any proprietary or confidential information obtained by him as a result of his employment with the Company. Mr. Sullivan is obligated not to compete with the Company during his employment and for a period of six months following his termination of employment with the Company. In addition, his employment agreement contains restrictions related to the solicitation of, and interference with, customers, vendors and employees of the Company for a period of one year following termination of employment.

Payments Upon Termination or Change in Control

Pursuant to the Sullivan Letter Agreement, if Mr. Sullivan’s employment is terminated by the Company without “Cause” or by Mr. Sullivan for “Good Reason” (each as defined in his Employment Agreement), in each case subject to each of him timely entering into and not revoking a general release of claims in a form acceptable to the Company, Mr. Sullivan will be eligible to receive:
(i)certain “Accrued Benefits” (as defined in his Employment Agreement);
(ii)earned but unpaid bonus for the fiscal year preceding the year in which such termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Board, payable when such annual bonuses are paid to other executive employees of the Company;
(iii)continued payment of his base salary as in effect immediately prior to his termination for twelve consecutive months following such termination;
(iv)the annual bonus earned in the year in which the termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Board, prorated to reflect completed days of employment during such year, payable when such annual bonuses are paid to other executive employees of the Company;
(v)full vesting of options awarded by the Company, in which each will have twelve months from the date of his termination in which to exercise his options; and
(vi)if he timely elects and remains eligible for continued coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay COBRA or state continuation health insurance premiums until the earliest of (x) the twelve-month anniversary of his termination, (y) expiration of his continuation coverage under COBRA, or (z) the date when he is eligible for substantially equivalent health insurance, in each case subject to certain specified payment practices.

If a termination without cause occurs within six months of a change in control (as defined in the Company’s 2016 Fourth Amended Plan), the payments pursuant to clauses (i)-(iii) shall be made promptly after its closing or his termination, whichever is later.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2024, certain information regarding outstanding equity awards at fiscal year-end for each of the Named Executive Officers.

Name	Grant Date	Award Type	Unvested Restricted Stock Units (#)	Unexercised Options Exercisable (#)	Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Garry Neil, M.D.	2/3/2020	Stock Option(1)	—	278	—	$11,462.40	2/3/2030
	1/26/2021	Stock Option(1)	—	90	2	$9,561.60	1/26/2031
	3/8/2022	Stock Option(1)	—	240	108	$2,016.00	3/8/2032
	10/5/2022	Stock Option(2)	—	313	—	$952.80	10/5/2032
	2/13/2023	Stock Option(1)	—	191	227	$715.20	2/13/2033
	5/15/2023	Stock Option(2)	—	417	—	$660.00	5/15/2033
	8/13/2024	Stock Option(3)	—	—	500,400	$9.88	8/13/2034
	8/13/2024	Restricted Stock Units(4)	194,600	—	—	$—	—

Mittie Doyle, M.D., FACR	7/15/2024	Stock Option(1)	—	—	234,000	$12.65	7/15/2034

Name	Grant Date	Award Type	Unvested Restricted Stock Units (#)	Unexercised Options Exercisable (#)	Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Christopher Sullivan	5/1/2018	Stock Option(1)	—	14	—	$11,174.40	5/1/2028
	4/1/2019	Stock Option(1)	—	18	—	$17,913.60	4/1/2029
	4/9/2020	Stock Option(1)	—	32	—	$7,401.60	4/9/2030
	1/26/2021	Stock Option(1)	—	39	—	$9,561.60	1/26/2031
	3/8/2022	Stock Option(1)	—	96	44	$2,016.00	3/8/2032
	3/8/2022	Stock Option(2)	—	18	—	$2,016.00	3/8/2032
	10/5/2022	Stock Option(2)	—	105	—	$952.80	10/5/2032
	2/13/2023	Stock Option(1)	—	78	89	$715.20	2/13/2033
	5/15/2023	Stock Option(2)	—	167	—	$660.00	5/15/2033
	8/13/2024	Stock Option(3)	—	—	186,700	$9.88	8/13/2034
	8/13/2024	Restricted Stock Units(4)	72,600	—	—	$—	—

(1) One-fourth of the shares underlying the stock option shall vest and become exercisable on the first anniversary of the grant date, and the remaining three-fourths vest in equal monthly installments over the following 36 months, subject to the respective grantee providing continuous services to the Company.

(2) The shares underlying the stock option shall vest 100% on the first anniversary of the grant date.

(3) One-fourth of the shares underlying the stock option shall vest and become exercisable on March 28, 2025, and the remaining three-fourths vest in equal monthly installments over the following 36 months, subject to the respective grantee providing continuous services to the Company.

(4) The restricted stock awards will vest in three equal installments each of March 28, 2025, March 28, 2026, and March 28, 2027.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
In 2015, in connection with our initial public offering, our Board adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. The policy was amended on November 5, 2021. This policy covers any transaction, including, for the avoidance of doubt, transactions constituting a sale or conveyance of stock and/or stock derivatives, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company is, was or will be a participant, and the amount involved exceeds $120,000 with one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person.”

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•the interests, direct or indirect, of any related person in the transaction;
•the purpose of the transaction;
•the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved;
•the risks, costs and benefits to the Company;
•the availability of other sources of comparable products or services;
•management’s recommendation with respect to the proposed related person transaction;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The Audit Committee, in approving or rejecting any related person transactions involving the sale and/or conveyance of the Company’s stock or stock derivatives to a significant shareholder holding 20% or more of (a) any class of the Company’s voting securities, or (b) the Company’s voting power, or their immediate family member and/or affiliates, shall consider whether such transaction involves a change of control.

Our Audit Committee will approve only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•transactions involving compensation for services provided to the Company as an employee, consultant or director; and
•a transaction, arrangement or relationship in which a related person’s participation is solely due to the related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship.

CERTAIN RELATED PERSON TRANSACTIONS

The following sets forth all transactions since January 1, 2023 to which the Company has been or is a participant, including currently proposed transactions, in which the amount involved in the transaction exceeds the lesser of $120,000 and 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals, had or has a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Employment Agreements

We have entered into employment agreements with our current and former executive officers. For more information regarding these agreements, please see “Executive Compensation – Narrative to Summary Compensation Table – Employment Arrangements and Potential Payments Upon Certain Events” above.

Equity Grants to Executive Officers and Directors

We have granted stock options and restricted stock units to our named executive officers and directors as more fully described in “Executive Compensation” and “Director Compensation” above.

Financings with Related Party Participation

Consulting Agreement with Northbrook Consulting

The Company appointed Jennifer Riley as its Chief Strategy Officer, effective January 1, 2025. Prior to Ms. Riley’s appointment to Chief Strategy Officer, the Company engaged Ms. Riley as a consultant through Northbrook Consulting, LLC (“Northbrook”) to provide consulting services from July 2024 to December 2024. Ms. Riley is the founder and sole member of Northbrook. Northbrook received aggregate total payments of approximately $188,000 for consulting services it provided to the Company over the course of its engagement with the Company. Northbrook’s business relationship with the Company ended on December 31, 2024, and Northbrook is not due any additional payment from the Company for services rendered. There have been no other transactions in which the Company has participated and in which Ms. Riley had a direct or indirect material interest.

Q1 2023 Equity Financing

On February 7, 2023, the Company closed an underwritten public offering of 15,717 shares of its common stock and warrants to purchase up to 15,717 shares of common stock, at a combined price to the public of $955 per share and warrant, resulting in net proceeds of approximately $13.7 million, after deducting the underwriting discounts and commissions and offering expenses payable by us. The warrants were immediately exercisable at an exercise price of $1,200 per share and were exercisable for one year from the issuance date, or February 2024. Prior to their expiration in February 2024, none of the warrants were exercised. Armistice, who was a significant stockholder of the Company at the time of the financing, participated in the offering by purchasing 1,875 shares of common stock and 1,875 warrants, on the same terms as all other investors. Certain affiliates of Nantahala Capital Management LLC and Point72 Asset Management, L.P., which each beneficially owned greater than 5% of the Company’s outstanding common stock at the time of the offering, participated in the offering on the same terms as all other investors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as otherwise indicated, the following table sets forth information regarding the ownership of the Company’s common stock as of April 22, 2025 by: (i) each director; (ii) each of our Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) all other parties known by the Company to be beneficial owners of more than five percent of its common stock.

Applicable percentage ownership is based on 10,827,620 shares of our common stock outstanding as of April 22, 2025, together with applicable options, restricted stock units and warrants, as the case may be, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting and investment power with respect to shares. Common stock subject to options, restricted stock units, warrants, and Series C Non-Voting Convertible Preferred Stock (the “Series C Preferred Stock”) that are currently exercisable, or exercisable within 60 days after April 22, 2025, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, restricted stock units, warrants, or Series C Preferred Stock, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Avalo Therapeutics, Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares (2)	Percent of Total
5% Stockholders:
BVF Partners, L.P. (3)	1,086,419	9.99%
Ikarian Capital, LLC (4)	1,093,922	9.99%
RA Capital Management, L.P. (5)	1,094,280	9.99%
OrbiMed Advisors, LLC (6)	1,094,280	9.99%
Deep Track Capital, L.P. (7)	1,105,268	9.99%
Affinity Asset Advisors, LLC (8)	550,765	5.09%
Patrick J. Crutcher (9)	549,467	5.07%

Directors and Named Executive Officers:
Garry Neil, M.D. (10)	194,720	1.77%
June Almenoff, M.D., Ph.D. (11)	12,458	*
Mitchell Chan (12)	11,423	*
Mittie Doyle, M.D., FACR	—	*
Jonthan Goldman, M.D. (13)	11,367	*
Michael Heffernan	—	*
Aaron Kantoff (14)	11,367	*
Gilla Kaplan, Ph.D. (15)	11,485	*
Samantha Truex (16)	11,367	*
Jennifer Riley	—	*
Christopher Sullivan (17)	71,984	*
Paul Varki	—	*

All current executive officers and directors as a group	336,171	3.03%
*Less than one percent.

(1) This table is based upon information supplied by our executive officers, directors, and principal stockholders, and on ownership reports filed by those persons with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) The number of shares beneficially owned includes shares of common stock issuable upon the conversion of shares of Series C Preferred Stock issued to certain holders in the AlmataBio Transaction and concurrent private placement in March 2024 (the “Series C Preferred Stock”), subject to beneficial ownership limitations, which does not permit that portion of the Series C Preferred Stock that would result in the holder and its affiliates owning, after conversion of the Series C Preferred Stock, a number of common stock in excess of the beneficial ownership limitation. Each share of the Company’s Series C Preferred Stock is convertible into 1,000 shares of common stock.

(3) Based on a Schedule 13G/A filed with the SEC on February 14, 2025 by BVF Partners, L.P. reporting ownership as of December 31, 2024. Each of the following are related entities and are subject to a beneficial ownership limitation of 9.99% on an aggregated basis: (i) Biotechnology Value Fund, L.P. (“BVF”), (ii) BVF I GP LLC (“BVF GP”), (iii) Biotechnology Value Fund II, L.P., (“BVF2”), (iv) BVF II GP LLC (“BVF2 GP”), (v) Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), (vi) BVF Partners OS Ltd. (“Partners OS”), (vii) BVF GP Holdings LLC (“BVF GPH”), (viii) BVF Partners L.P. (“Partners”), (ix) BVF Inc., and (x) Mark N. Lampert. Consists of (i) 550,550 shares beneficially owned by BVF, 1,863 shares underlying certain shares of Series C Preferred Stock, and excluding 2,189,817 shares underlying certain shares of Series C Preferred Stock held by it; (ii) 432,148 shares beneficially owned by BVF2, excluding 1,725,258 shares underlying the shares of Series C Preferred Stock held by it; and (iii) 40,633 shares beneficially owned by Trading Fund OS, excluding 161,614 shares underlying the shares of Series C Preferred Stock held by it. On an aggregated basis, BVF Partners, L.P. owns 4,138.470 shares of Series C Preferred Stock convertible into 4,138,470 shares of common stock, subject to beneficial ownership limitations on an aggregated basis. Mark Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 1,046,982 shares beneficially owned by BVF Inc. The address for BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, Partners, BVF Inc., and Mark Lampert is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104. The address for Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4) Based on a Schedule 13-F filed with the SEC on February 14, 2025 by Ikarian Capital, LLC reporting ownership as of December 31, 2024 and based on the Company’s knowledge from records. Consists of 970,259 shares of common stock and 1,221.946 Series C Preferred Stock convertible into 1,221,946 shares of common stock, subject to beneficial ownership limitations on an aggregated basis. The principal business address of the holder is 100 Crescent Ct., Suite 1620, Dallas, TX 75201.

(5) Based on a Schedule 13-F filed with the SEC on February 14, 2025 by RA Capital Management, L.P. Advisors LLC reporting ownership as of December 31, 2024 and based on the Company’s knowledge from records. Consists of 967,000 shares of common stock and 2,483.100 Series C Preferred Stock convertible into 2,483,100 shares of common stock, subject to beneficial ownership limitations on an aggregated basis. The principal business address of the holder is c/o RA Capital Management, L.P., 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(6) Based on a Schedule 13-F filed with the SEC on February 14, 2025 by Orbimed Advisors LLC reporting ownership as of December 31, 2024 and based on the Company’s knowledge from records. Consists of 967,000 shares of common stock and 3,173.120 Series C Preferred Stock convertible into 3,173,120 shares of common stock, subject to beneficial ownership limitations on an aggregated basis. The principal business address of the holder is Attn: General Counsel, 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(7) Based on a Schedule 13-F filed with the SEC on February 14, 2025 by Deep Track Capital, LP reporting ownership as of December 31, 2024 and based on the Company’s knowledge from records. Consists of 867,000 shares of common stock and 2,138.090 Series C Preferred Stock convertible into 2,138,090 shares of common stock, subject to beneficial ownership limitations on an aggregated basis. The principal business address of the holder is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

(8) Based on a Schedule 13-F filed with the SEC on February 13, 2025 by Affinity Asset Advisors, LLC reporting ownership as of December 31, 2024 and based on the Company’s knowledge from records. Consists of 550,765 shares of common stock. The principal business address of the holder is 767 Third Avenue, New York, NY 10017.

(9) Based on a Schedule 13-G/A filed with the SEC on November 7, 2024 by Patrick J. Crutcher reporting beneficial ownership as of September 30, 2024. Consists of 549,467 shares of common stock, all directly held by Mr. Crutcher and may be deemed beneficially owned by Mr. Crutcher.

(10) Consists of (i) 47,140 shares of common stock held by Dr. Neil and (ii) 147,580 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 22, 2025.

(11) Consists of (i) 4,167 shares of common stock held by Dr. Almenoff, 3,167 shares of which are held directly by Dr. Almenoff and 1,000 of which Dr. Almenoff disclaims beneficial ownership of to the extent of her pecuniary interests therein and (ii) 8,291 shares issuable to Dr. Almenoff upon the exercise of options currently exercisable or exercisable with 60 days after April 22, 2025.

(12) Consists of (i) 3,167 shares of common stock held by Mr. Chan and (ii) 8,256 shares issuable to Mr. Chan upon the exercise of options currently exercisable or exercisable with 60 days after April 22, 2025.

(13) Consists of (i) 3,167 shares of common stock held by Dr. Goldman and (ii) 8,200 shares issuable to Dr. Goldman upon the exercise of options currently exercisable or exercisable with 60 days after April 22, 2025.

(14) Consists of (i) 3,167 shares of common stock held by Mr. Kantoff and (ii) 8,200 shares issuable to Mr. Kantoff upon the exercise of options currently exercisable or exercisable with 60 days after April 22, 2025.

(15) Consists of (i) 3,167 shares of common stock held by Dr. Kaplan and (ii) 8,318 shares issuable to Dr. Kaplan upon the exercise of options currently exercisable or exercisable within 60 days after April 22, 2025.

(16) Consists of (i) 3,167 shares of common stock held by Ms. Truex and (ii) 8,200 shares issuable to Ms. Truex upon the exercise of options currently exercisable or exercisable with 60 days after April 22, 2025.

(17) Consists of (i) 16,921 shares of common stock held by Mr. Sullivan and (ii) 55,063 shares issuable upon the exercise of options currently exercisable or exercisable with 60 days after April 22, 2025.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

We anticipate that a number of brokers with account holders who are Avalo stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Avalo. Direct your written request to Corporate Secretary, Avalo Therapeutics, Inc., 1500 Liberty Ridge Drive, Suite 321, Wayne, Pennsylvania 19087 or contact our Investor Relations department at 410-803-6793 or by email at ir@avalotx.com. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ Garry Neil, M.D.
Garry Neil, M.D.
Chief Executive Officer

May 1, 2025

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2024 is available without charge upon written request to: Corporate Secretary, Avalo Therapeutics, Inc., 1500 Liberty Ridge Drive, Suite 321, Wayne, Pennsylvania 19087.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V73085-P31671 ! ! ! For All Withhold All For All Except For Against Abstain ! !! ! !! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Nominees: 2. To approve, on a nonbinding advisory basis, a "Say-on-Pay" resolution regarding the compensensation of our named executive officers; 3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and 4. To conduct any other business properly brought before the Annual Meeting. 1. To elect the eight directors nominated by our board of directors and named herein to hold office for a one-year term until the 2026 Annual Meeting of Stockholders; AVALO THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 01) Michael Heffernan 02) Garry Neil, MD 03) June Almenoff, MD, PhD 04) Mitchell Chan 05) Jonathan Goldman, MD 06) Aaron Kantoff 07) Gilla Kaplan, PhD 08) Samantha Truex SCAN TO VIEW MATERIALS & VOTEw AVALO THERAPEUTICS, INC. 540 GAITHER ROAD, SUITE 400 ROCKVILLE, MARYLAND 20850 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 16, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AVTX2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 16, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V73086-P31671 Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’ Meeting to Be Held on June 17, 2025 at 8:30 a.m. Eastern Time. The 2025 Notice of Annual Meeting of Stockholders, Proxy Statement and 2024 Annual Report to Stockholders are available at www.proxyvote.com. AVALO THERAPEUTICS, INC. Annual Meeting of Stockholders June 17, 2025 8:30 a.m. Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Garry Neil and Chris Sullivan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AVALO THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. Eastern Time on June 17, 2025, virtually at www.virtualshareholdermeeting.com/AVTX2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side